Exhibit 99.2

Contact:	LeAnne Zumwalt
Investor Relations
DaVita Inc.
(650) 696-8910

DAVITA COMPLETES REFINANCING ITS SENIOR SECURED CREDIT FACILITIES

El Segundo, California, February 23, 2007 - DaVita Inc. (NYSE: DVA), today announced that it has amended its Senior Secured Credit Facilities to lower the applicable interest rates and modify certain financial covenants. Amended interest rates on the Term Loan B are LIBOR plus 1.50%. The interest rates on the outstanding Term Loan A and revolving credit facility remain unchanged.

The Company used the net proceeds of the recently completed senior note offering to repay $400 million of the outstanding Term Loan B loan. The outstanding balances under the amended credit facility include $279 million on the Term Loan A and $1.706 billion on the Term Loan B. In connection with these transactions the Company will be writing off approximately $4MM of deferred financing costs in the first quarter.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company provides services at kidney dialysis centers and home dialysis programs domestically in 42 states, as well as Washington, D.C. As of December 31, 2006, DaVita operated or managed approximately 1,300 outpatient facilities serving approximately 103,000 patients.

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